                                                                     EXHIBIT 11

                                 GENERAL MILLS, INC.
                   STATEMENT OF DETERMINATION OF COMMON SHARES AND
                               COMMON SHARE EQUIVALENTS
                                    (IN MILLIONS)


                                                                    Weighted average number of
                                                                  common shares and common share
                                                                  equivalents assumed outstanding
                                                           --------------------------------------------
                                                                     For the Fiscal Years Ended
                                                           --------------------------------------------
                                                           May 26, 1996     May 28, 1995   May 29, 1994
                                                           ------------     ------------   ------------
Weighted average number of common shares outstanding,
   excluding common stock held in treasury (a). . . .           158.9          158.0          159.1

Common share equivalents resulting from the assumed
   exercise of certain stock options (b). . . . . . .             3.1*           2.1*           2.4*
                                                                -----          -----          -----
Total common shares and common share equivalents. . .           162.0          160.1          161.5
                                                                -----          -----          -----
                                                                -----          -----          -----


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Notes:

(a) Computed as the weighted average net shares outstanding on stock-exchange trading days.
(b) Common share equivalents are computed by the "treasury stock" method. This method first determines the number of shares issuable under stock options that had an option price below the average market price for the period, and then deducts the number of shares that could have been repurchased with the proceeds of options exercised.

- - ----------------------------------
* Common share equivalents are not material. As a result, earnings per share have been computed using the weighted average of common shares outstanding of 158.9 million, 158.0 million and 159.1 million for fiscal 1996, 1995 and 1994, respectively.